EXHIBIT 10.10

September 30, 1999


Mr. James Mori

Dear Jim:

         This will confirm our agreement to employ you as Chief Operating Officer of Savvis Communications. You will report directly to me and will be based in St. Louis. As COO of Savvis, you will have full responsibility for all sales, marketing, product management and operations. You will assume your position as soon as possible, and in any event prior to 10/25/99 (the "Employment Date").

         Your compensation will consist of a base salary of $200,000 per annum, plus a discretionary bonus which will be subjectively determined based on your performance and that of Savvis, which you can expect will be no less than 50% and up to 100% of base salary.

         In addition to your cash compensation, you will be awarded options to purchase 225,000 shares of stock in Savvis at a strike price of 50 cents per share. This option will vest pro rata on each of the first four anniversaries of the Employment Date.

         You will be entitled to benefits commensurate with those available to Bridge executives of comparable rank (the current package being described in the benefits summary you have received), except that in the event of your termination without cause the severance payment will be calculated on the basis of two months per year of service rather than two weeks per year. Also, in the event of termination without cause prior to 24 months after the Employment Date you will receive a severance payment equal to $450,000 and your options will all vest immediately. In the event of termination without cause 24 months or later from the Employment Date, if either Savvis is not a public company or Savvis is a public company and its shares on the date of termination trade at a price less than $15 per share, you will receive a severance payment equal to $450,000 and your options will all vest immediately. For this purpose "cause" shall mean willful misconduct, dereliction of duties, or conviction of a felony or a crime the nature of which would cause your continued employment to adversely affect the reputation of Savvis or Bridge.

         You may resign your employment with Savvis or Bridge, and be treated as though you had been terminated without cause, in the event that (1) an entity other than Bridge becomes the holder of more than 30% of the voting shares of Savvis; (2) you are instructed to relocate from the St. Louis metropolitan area; or (3) you are

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September 30, 1999
Mr. James Mori
Page 2 of 2


reassigned  to  a  position   entailing   materially reduced responsibilities or
opportunities for compensation.

         In the event that your current employer asserts a claim that your employment by Savvis violates the non-compete provision of its agreement with you, then Bridge will (1) indemnify for you for legal expenses arising from your defense and (2) in the event that your current employer succeeds in preventing your employment by Savvis, employ you in an executive position unrelated to Savvis for 18 months on the same economic terms described above. Such re-employment by Bridge shall not constitute a termination triggering any right to severance payments.

         If you agree that this letter correctly sets forth our agreement, please sign and return the enclosed copy of this letter. With the formalities concluded, I would like to take this opportunity to say again that I am delighted you will be joining us and look forward to working with you.

Sincerely,                                      Accepted and agreed to



/s/  Robert McCormick
----------------------
Robert McCormick                                By:  /s/ James Mori
Executive Vice President                             --------------
                                                     James Mori